Muriel Lange Investor Relations (215) 887-2280 (X3023) Email: mlange@afrt.com	Anthony DeFazio Media Relations (215) 887-2280 (X2919) Email: adefazio@afrt.com

American Financial Realty Trust Announces 2006 Third Quarter Results

JENKINTOWN, Pa. October 27, 2006—American Financial Realty Trust (AFR) (NYSE:AFR), today reported financial results for the quarter ended September 30, 2006. The Company reported third quarter revenues from continuing operations of $123.5 million, an $18.2 million decrease from the second quarter of 2006, which is based on previously reported amounts, and an $8.7 million increase compared to the third quarter of 2005. The decrease in revenues from the second quarter is primarily attributable to the reclassification of 29 buildings containing 1,479,000 square feet from continuing operations to discontinued operations as part of the Company’s previously announced repositioning plan. Included in the reclassified assets is State Street Financial Center, which accounts for a majority of the reduction in revenues.

Third quarter funds from operations (“FFO”)1, computed in accordance with the definition of the National Association of Real Estate Investment Trusts, was $(27.9) million, a decrease of $19.8 million compared to the second quarter of 2006 or $(0.21) per share based upon the Company’s weighted average diluted common shares and Operating Partnership units outstanding during the period of 132.2 million.

Third quarter adjusted funds from operations (“AFFO”)2, inclusive of repositioning charges of $25.4 million were $(5.3) million or $(0.04) on a per share equivalent basis. Before restructuring charges, AFFO was $20.2 million, which was $2.4 million less than the previous quarter. These results reflect the impact of $1.3 million in reserves and charge-offs related to two properties

1 FFO is defined as net income (loss) before minority interest, in our operating partnership (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and gains (or losses) from sales of property, less any impairments of asset values at cost (unrealized loss), plus real estate related depreciation and amortization (excluding amortization of deferred costs) and after adjustments for unconsolidated partnerships and joint ventures.

2 On October 9, 2006, AFR announced that, commencing with the third quarter 2006, its reported AFFO will no longer include GAAP gains (the difference between sale price and net book value (original purchase price less accumulated depreciation)) as a component of its core earnings. The Company includes economic gains (the difference between sale price and original purchase price) realized during the reporting period solely to offset transaction costs incurred on assets sold and impairments taken within the same period. Quarter over quarter and year over year AFFO comparisons for 2006 and 2005 using the Company’s revised AFFO reporting methodology were presented in its October 9th press release, which is available on the Company’s website.

with post-closing conditions that are still pending, higher net seasonal operating expenses and higher interest expenses.

2006 Third Quarter Dividend

AFR declared a quarterly dividend for shareholders of beneficial interest of $0.19 per share totaling $25.3 million. The dividend was paid on October 20, 2006, to shareholders of record and Operating Partnership unitholders on September 30, 2006.

Third Quarter 2006 Highlights

Occupancy3: Stable occupancy of 87.3%; Total occupancy of 86.6%; and Same Store occupancy of 89.3%.

Dispositions: $75.9 million of net proceeds from the sale of 45 properties, together with four leasehold terminations, comprised approximately 914,000 square feet, which included approximately 379,000 square feet of vacancy.

Acquisitions: $27.2 million comprising 42 properties aggregating approximately 202,000 rentable square feet.

Leasing: 276,000 square feet of new leases.

Strategic Positioning Update

Harold W. Pote, Chief Executive Officer for AFR, said, “We are making progress in executing each of the actions that we outlined to unlock shareholder value through our strategic repositioning.”

Accelerating Asset Sales and Rationalizing Liabilities - “We completed $76 million of dispositions of non-core assets during the third quarter putting us well on our way toward achieving our target of selling $300-400 million of non-core assets by the end of 2007. In addition, we are actively marketing State Street Financial Center.”

Matching Dividend Payout to Operating Cash Flow – “This quarter’s dividend pay-out rate is more closely aligned with our current operating cash flows after adjustment for the non-recurring charges and repositioning costs taken during the period.”

Reducing MG&A – “We completed the closure of our offices in New York and London, resulting in both operating cost savings and support staff reductions. The benefits of these actions and other management changes are already being reflected in our operating results.”

3 Stable occupancy is the total occupancy less any space acquired during the quarter and all activity in the quarter associated with those assets, and recapture space. Total occupancy encompasses the entire portfolio, exclusive of joint venture assets, at any specific point in time. Same Store occupancy includes properties that were owned at the beginning and the end of the reporting period, excluding assets held for sale. See AFR 3Q ‘06 Supplemental for additional details.

Improved Transparency in Reporting – “Our announced change in the way we report AFFO has been well received. Moreover, the additional metrics included in this quarter’s supplemental financial data should allow investors to better understand the operating dynamics of our company.”

“I will continue to communicate the progress we make in enhancing shareholder value through our strategic repositioning and our actions to build the company for the future,” concluded Mr. Pote.”

Third Quarter Results

The Company reported AFFO4 of $(5.3) million in the third quarter of 2006 or $(0.04) on a per share equivalent basis (inclusive of Operating Partnership units). Quarterly results included a one time charge of $25.4 million related to repositioning and severance measures previously announced by the Company on August 17. Additionally, third quarter results include other charges to operating results including a $1.3 million reserve against or charge-off of accrued revenues related to two properties (previously comprising two of the Company’s top 10 vacancies), which have post closing conditions related to development objectives of the buyers and $1.5 million related to a leasehold impairment at Harborside. Excluding these charges, core results would have been $23.0 million which is on par with the results reported in the second quarter, similarly adjusted.

FFO, computed in accordance with the definition of the National Association of Real Estate Investment Trusts, was $(27.9) million or $(0.21) per share, a decrease of $19.8 million compared to the second quarter of 2006, when FFO was $(8.2) million or $(0.06) per share and a decrease of $45.1 million from $17.2 million or $0.13 reported in the third quarter of 2005.

The Company reported a net loss of $(56.2) million or $(0.44) per share, compared to net income of $13.5 million or $0.10 per share in the second quarter of 2006 and a net loss of $(25.4) million or $(0.20) per share reported in the third quarter of 2005.

EBITDA decreased by $29.9 million over the third quarter of 2005, primarily resulting from the $29.8 million charge for repositioning costs. Additionally, property level NOI decreased by $(0.5) million, principally as a result of $3.3 million of charges specific to the current quarter, $1.0 million lower interest income and a $1.3 million increase in net operating expenses that were partially offset by a $5.1 million increase in net operating income from new acquisitions.

Chief Financial Officer Dave Nettina commented, “This quarter’s operating results reflect significant activity related to our repositioning plan. Two of the most significant events reflected in the quarter’s results are the realization of repositioning costs, which should be excluded when

4 The Company calculates AFFO by subtracting from or adding to FFO as defined by NAREIT (i) non-real estate related depreciation and amortization, (ii) non-reimbursable recurring capital expenditures associated with the ongoing operation of real property after the second year of operation, (iii) tenant improvement allowances and leasing commissions associated with the re-leasing of previously occupied non-bank tenanted spaces, which was paid during the period, (iv) the effects of straight-lining of rents and fee income, (v) amortization of various deferred costs, (vi) deferred financing costs, (vii) non cash stock compensation, and (viii) economic gains to the extent they are equal to or less than current period transaction costs and impairments related to non-core asset sales. The SEC classifies AFFO as a non-GAAP measure.

thinking about core performance, and the adjustments resulting from the reclassification of State Street Financial Center to discontinued operations. Though these major events result in relatively large adjustments to our financial statements and are readily recognizable, the longer term ongoing benefits of our program, such as the beginnings of current period MG&A savings of $0.7 million should not be overlooked,” concluded Mr. Nettina.

Interest expense related to continuing operations totaled $38.7 million, a decrease of $7.9 million from the $46.6 million recorded in the second quarter of 2006. The decrease in interest expense primarily reflects $7.9 million of interest on certain properties reclassified to discontinued operations during the quarter. Interest expense in the quarter also includes higher expense due to an additional day of interest in the current period of $0.4 million and $0.8 million due to a combination of higher rates and balance outstanding under the Company’s variable rate secured credit facility. This was partially offset by a decrease in interest expense on the Company’s secured mortgage debt of $1.0 million due to lower average balances caused by scheduled principal payments and the refinancing of a single property at a lower rate.

All results and comparative data presented herein, as applicable, are based on the Company’s release of October 9, 2006, which presented its methodology for reporting AFFO and the computation of AFFO for previously reported periods.

Third Quarter 2006 Portfolio and Tenant Overview

Disposition activity:

During the quarter, 45 properties were sold and four leaseholds were terminated comprising approximately 914,000 square feet, of which 379,000 square feet were vacant, resulting in net proceeds of $75.9 million. Included among these properties was the sale of the Ellinwood Office Complex, a three-building mid-rise office complex consisting of approximately 131,000 square feet in Pleasant Hill, California. Debt repayments related to asset dispositions totaled $2.8 million. In addition, $22.5 million of debt was defeased “in-kind.” There was no charge taken for this defeasance since the indebtedness remains on the balance sheet as it was not an extinguishment of the debt.

Acquisition Activity:

The Company acquired 32 vacant bank branch properties comprised of approximately 110,200 rentable square feet and six land parcels for a gross purchase price of approximately $27.2 million primarily under terms of its formulated price contract. The Company also acquired an occupied bank branch triple net leased for a ten-year term for $0.6 million.

The previously announced joint venture acquisition of the Citizens Bank portfolio was completed in the third quarter, consisting of 239 branches, all of which were 100% occupied on a triple net lease basis.

Leasing activity:

New leasing activity for the quarter added approximately 276,000 square feet of new occupied space with average rent per square foot of $13.84. Associated tenant improvement costs, calculated on a weighted average lease term of nine years, were $1.35 per square foot per year. Included in the new leasing was 70,000 square feet from the Wachovia portfolio with weighted average lease term of eight years. We recaptured approximately 108,440 square feet under contract terms. At September 30, 2006, total potential recapture space remaining in two portfolios is approximately 414,000 square feet, a majority of which will become available by the end of 2006.

The following table provides portfolio statistics on the AFR portfolio as of September 30, 2006, with comparisons to the portfolio as of June 30, 2006. The portfolio statistics report the Company’s consolidated joint venture properties, including the State Street Financial Center that is 70% owned by the Company, as if such properties were 100% owned by the Company. Properties owned in unconsolidated joint ventures are shown separately.

	As of September 30, 2006	As of June 30, 2006

Number of Properties	1,135	1,142

— Branches	679	669

— Branches owned in joint venture	239	120

— Office Buildings	432	448

— Land	24	25

Total Square Feet	34,474,983	35,169,201

— Branches	4,682,382	4,672,492

— Branches owned in joint venture	974,834	475,621

— Office Buildings	29,792,601	30,496,709

Occupancy

—Total Occupancy	86.6%	86.2%

—Stable Occupancy	87.3%	86.5%

—Same Store Occupancy (816 properties)	89.3%	89.2%

% Rent from Financial Institutions	84.8%	84.8%

% Rent from “A-” Rated Tenants	81.3%	81.5%

% Rent from Net Leases	81.6%	81.6%

Lease Expirations (within 1 year)	1.5%	1.4%

Average Remaining Lease Term (years)	12.7	12.8

Average Remaining Debt Term (years)	10.3	10.6

% Fixed Rate Debt to Total Debt	86.4%	87.9%

Balance Sheet

As of September 30, 2006, the Company’s total debt (net of cash and certain escrow balances) to adjusted enterprise value (net debt and equity market capitalization) was 66.7%. The ratio of net secured debt to total real estate investments and real estate intangibles (at cost) was 58.7%, an improvement of 280 basis points compared to December 31, 2005, resulting primarily from the early retirement of approximately $230 million in debt resulting from the Resnick transaction.

As of September 30, 2006, the Company had total indebtedness of approximately $3.1 billion, with a weighted average remaining term of 10.3 years and a weighted average interest rate (including amortized hedging costs) of 5.74%. Debt increased by approximately $40.5 million, compared to June 30, 2006, resulting from increase usage of our floating rate warehouse facility, which includes the refinance of our One Montgomery Street and Kansas City Operations Center properties. These refinancings were partially offset by the Company’s $5.29 million paydown of the short-term secured bridge loan facility with Wachovia.

Conference Call

Management will conduct a conference call and audio webcast at 11:00 a.m. ET on October 27, 2006 to review the Company’s quarterly results. The conference call dial-in number is 303-262-2050. The audio webcast will be available to the public, on a listen-only basis, via the Investor Relations section of the Company’s website at www.afrt.com.

Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

Supplemental Quarterly Financial and Operating Data

American Financial publishes supplemental quarterly financial and operating data, which can be found under the Investor Relations section of the Company’s website at www.afrt.com. These materials are also available via e-mail by calling 312-640-6770.

Non-GAAP Financial Measures

The Company believes that FFO and AFFO are helpful to investors as measures of the Company’s performance as an equity REIT because they provide investors with an understanding of the Company’s operating performance and profitability. FFO and AFFO are non-GAAP financial measures commonly used in the REIT industry, and therefore these measures may be useful in comparing the Company’s performance with that of other REITs. However, the Company’s definitions of FFO and AFFO may differ from those used by other companies, and investors should take definitional differences into account when comparing FFO and AFFO reported by other REITs. Additionally, FFO and AFFO (and their per share equivalents) should be evaluated along with GAAP net income and net income per share (the most directly comparable GAAP measures) in evaluating the performance of equity REITs.

The Company believes that EBITDA, which represents earnings before interest, taxes, depreciation and amortization, is also helpful to investors as a measure of the Company’s performance.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “expects,” “anticipates,” “estimates,” “intends,” “believes” and similar expressions that do not relate to historical information. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks and uncertainties which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These risks and uncertainties include the risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and include, without limitation, changes in general economic conditions and the extent of any tenant bankruptcies and insolvencies; the Company’s ability to maintain and increase occupancy; the Company’s ability to timely lease or re-lease space at anticipated net effective rents; the cost and availability of debt and equity financing; and the Company’s ability to acquire and dispose of certain of its assets from time to time on acceptable terms. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Financial Statements

The attached financial statements and data are presented to supplement the Company’s audited and unaudited regulatory filings and should be read in conjunction with those filings. The unaudited financial data presented herein is provided from the perspective of timeliness to assist readers of quarterly and annual financial filings. This financial data was prepared prior to the Company’s auditors completing their audit. As such, data otherwise contained in future regulatory filings covering this same time period may differ from the data presented herein. The Company does not accept responsibility for highlighting these changes in its subsequent filings.

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED BALANCE SHEETS
September 30, 2006 and December 31, 2005
(Unaudited in thousands, except share and per share data)

	September 30, 2006	December 31, 2005
Assets:
Real estate investments, at cost:
Land	$ 404,969	$ 475,457
Land held for development	17,167	24,563
Buildings and improvements	2,302,853	2,645,618
Equipment and fixtures	340,187	401,661
Leasehold interests	14,380	9,579
Investment in joint venture	22,924	—

Total real estate investments, at cost	3,102,480	3,556,878
Less accumulated depreciation	(307,518)	(286,038)

Total real estate investments, net	2,794,962	3,270,840
Cash and cash equivalents	63,958	110,245
Restricted cash	74,385	73,535
Marketable investments and accrued interest	3,300	3,353
Pledged treasury securities, net	31,267	—
Tenant and other receivables, net	70,119	51,435
Prepaid expenses and other assets	45,590	37,789
Assets held for sale	735,745	366,524
Intangible assets, net of accumulated amortization of $73,003 and $64,369	390,817	642,467
Deferred costs, net of accumulated amortization of $19,412 and $13,179	64,432	67,388

Total assets	$ 4,274,575	$ 4,623,576

Liabilities and Shareholders’ Equity:
Mortgage notes payable	$ 1,819,942	$ 2,467,596
Credit facilities	279,191	171,265
Convertible notes, net	446,291	446,134
Accounts payable	4,708	4,350
Accrued interest expense	14,487	19,484
Accrued expenses and other liabilities	73,899	55,938
Dividends and distributions payable	25,333	35,693
Below-market lease liabilities, net of accumulated amortization of $11,045 and $8,912	60,962	67,613
Deferred revenue	182,537	150,771
Liabilities related to assets held for sale	592,334	243,665

Total liabilities	3,499,684	3,662,509

Minority interest	11,082	53,224
Shareholders’ equity:
Preferred shares, 100,000,000 shares authorized at $0.001 per share, no shares issued and
outstanding at September 30, 2006 and December 31, 2005	—	—
Common shares, 500,000,000 shares authorized at $0.001 per share, 130,373,998 and
128,712,181 issued and outstanding at September 30, 2006 and December 31, 2005,
respectively	130	129
Capital contributed in excess of par	1,386,471	1,371,648
Accumulated deficit	(618,147)	(457,313)
Accumulated other comprehensive loss	(4,645)	(6,621)

Total shareholders’ equity	763,809	907,843

Total liabilities and shareholders’ equity	$ 4,274,575	$ 4,623,576

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Nine Months Ended September 30, 2006 and 2005
(Unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Rental income	$ 75,921	$ 65,479	$ 222,985	$ 180,243
Operating expense reimbursements	47,340	47,333	140,928	126,767
Interest and other income, net	954	1,984	3,457	4,356
Equity in net loss from joint venture	(719)	—	(700)	—

Total revenues	123,496	114,796	366,670	311,366

Operating Expenses:
Ground rents and leasehold obligations	3,654	3,497	11,233	10,330
Real estate taxes	12,946	10,682	38,870	30,517
Property and leasehold impairments	1,602	67	3,629	172
Other property operating expenses	50,592	45,323	146,587	124,977

Property operating expenses	68,794	59,569	200,319	165,996

Property net operating income	54,702	55,227	166,351	145,370

Other expenses:
Marketing, general and administrative	6,130	5,932	19,360	17,132
Broken deal costs	40	227	173	1,167
Amortization of deferred equity compensation	2,080	2,528	7,402	8,078
Repositioning	8,157	—	8,649	—
Severance and related accelerated amortization of deferred compensation	21,622	—	21,904	4,503

EBITDA	16,673	46,540	108,863	114,490

Interest expense on mortgages and other debt	38,671	32,418	113,973	84,680
Depreciation and amortization	38,593	36,595	114,590	95,559

Loss before net loss on investments, gain on sale of properties in continuing operations, minority interest and discontinued
operations	(60,591)	(22,473)	(119,700)	(65,749)
Net loss on investments	—	—	—	(530)
Net gain on disposal of properties in continuing operations
	1,213	—	2,030	122

Loss from continuing operations before minority interest	(59,378)	(22,473)	(117,670)	(66,157)
Minority interest	1,230	426	2,857	2,099

Loss from continuing operations	(58,148)	(22,047)	(114,813)	(64,058)

Discontinued operations:
Loss from operations, net of minority interest of $698, $621, $2,539 and $1,324
for the three and nine months ended September 30, 2006 and 2005, respectively	(9,299)	(4,939)	(46,047)	(15,082)
Yield maintenance fees, net of minority interest of $1, $2, $310 and $4
for the three and nine months ended September 30, 2006 and 2005, respectively	37	(51)	13,633	(180)
Net gains on disposals, net of minority interest of $255, $42, $1,841 and $158
for the three and nine months ended September 30, 2006 and 2005, respectively	11,227	1,678	81,093	6,669

Income (loss) from discontinued operations	1,965	(3,312)	48,679	(8,593)

Net loss	$(56,183)	$(25,359)	$(66,134)	$(72,651)

Basic and diluted income (loss) per share:
From continuing operations	$ (0.45)	$ (0.18)	$ (0.90)	$ (0.55)
From discontinued operations	0.01	(0.02)	0.38	(0.07)

Total basic and diluted loss per share	$ (0.44)	$ (0.20)	$ (0.52)	$ (0.62)

Set forth below is a reconciliation of our calculations of FFO and AFFO to net loss (unaudited, in thousands except per share data):

Three Months Ended September 30,	Nine Months Ended September 30,
2006	2005	2006	2005
Funds from operations (NAREIT defined):
Net loss	$(56,183)	$(25,359)	$(66,134)	$(72,651)
Add:
Minority interest - Operating Partnership	(1,382)	(638)	(1,653)	(2,040)
Depreciation and amortization	43,856	45,407	129,807	123,014
Less:
Non-real estate depreciation and amortization	(1,485)	(415)	(3,222)	(1,040)
Amortization of fair market rental adjustment, net	(50)	(89)	(143)	(1,109)
Net gains from disposals, net of income taxes	(12,694)	(1,720)	(84,964)	(6,632)

Funds from operations (NAREIT defined)	$(27,938)	$ 17,186	$(26,309)	$ 39,542

Funds from operations - diluted per share	$(0.21)	$ 0.13	$ (0.20)	$ 0.32

Adjusted funds from operations:
Funds from operations	$(27,938)	$ 17,186	$(26,309)	$ 39,542
Add:
Economic gains	7,125	72	22,592	1,216
Non-real estate depreciation and amortization	1,485	415	3,222	1,040
Reverse straightline rental income	10,458	11,365	30,569	35,234
Amortization of deferred compensation	2,080	2,528	7,402	8,078
Amortization of deferred costs and interest rate cap adjustment	2,993	2,207	12,129	5,895
Straightline fee income	(1,217)	1,154	(814)	2,952

Accelerated amortization of deferred compensation - severance	4,344	—	4,344	3,026
Less:
Straightline rental income	(3,279)	(2,612)	(7,943)	—
Recurring capex and tenant improvements	(1,304)	—	(3,760)	—
Amortization of tenant improvements and leasing commissions	—	(657)	—	(1,657)
Capital expenditure reimbursement revenue	(28)	—	(173)	(7,198)

Adjusted funds from operations	$(5,281)	$ 31,658	$ 41,259	$ 88,128

AFFO coverage ratio:
Quarterly dividend	$25,333	$ 35,619	$ 97,091	$ 102,262
AFFO / quarterly dividend	(0.21	)x	0.89	x	0.42x	0.86x